Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2007, relating to the consolidated balance sheet of Tower Tech Holdings, Inc. and its subsidiary as of December 31, 2006, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended, appearing in the Annual Report on Form 10-K of Broadwind Energy, Inc. for the year ended December 31, 2008.

/s/ Carver Moquist & O’Connor, LLC
Carver Moquist & O’Connor, LLC

Plymouth, Minnesota
June 17, 2009